EXHIBIT 16 TO FORM 8-K

February 13, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated February 13, 2003, of Amerimmune Pharmaceuticals, Inc. and are in agreement with the statements contained in the first and fourth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.



     /s/ Ernst & Young LLP